Exhibit 10.1

EMPLOYMENT AGREEMENT

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, INVESTools Inc., a corporation having an address of 13947 S. Minuteman Drive, Draper, UT, 84020, (the “Company”) and Ainslie Simmonds, of 36 Glen Avenue, Norwalk, CT, 06850, (“Employee”) intending to be legally bound, hereby agree as follows:

1.             EMPLOYMENT.  The Company agrees to employ Employee and Employee hereby accepts such employment on an at-will basis pursuant to the terms and conditions of this Agreement on December 8, 2005.  Employee’s employment with the Company will continue hereunder until such time as it is terminated pursuant to Section 5 (“Employment Period”).  Employee represents that she shall not disclose to the Company any confidential information obtained from a third party or otherwise violate any confidentiality obligations Employee may have incurred with a third party.

2.             SERVICES.  During the Employment Period, Employee shall be employed as “Chief Marketing/Product Development Officer and Senior Vice President” with job responsibilities related thereto. Employee shall report to the Chief Executive Officer and shall devote her full time efforts to the faithful performance of her duties on behalf of the Company.  Employee shall also perform such other duties, and may have job responsibilities modified from time to time as may be requested by the Chief Executive Officer, provided such duties are generally consistent with the level of responsibility currently held by Employee.  Employee’s principal place of performance of her duties during the term of this Agreement shall be the corporate offices located in 45 Rockefeller Center, New York City.  Employee shall not engage in additional gainful employment of any kind or undertake any role or position which would affect her ability to perform her responsibilities, whether or not for compensation, with any person or entity during the term of this Agreement without advance written approval of the Chief Executive Officer.

3.             ADHERENCE TO COMPANY RULES.  Employee, at all times during the Employment Period, shall strictly adhere to and obey all of the Company’s written rules, regulations and policies, including without limitation the INVESTools Code of Business Ethics (attached hereto as Exhibit A), which will be provided to Employee and are now in effect, or as subsequently adopted or modified by the Company and provided to Employee which govern the operation of the Company’s business and the conduct of employees of the Company.

4.             COMPENSATION.

a.             Salary.  Employee shall receive an annual base salary of $200,000. payable in bi-weekly gross amounts of $7,692.31  Employee’s salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of the Company.  Employee’s salary may be increased or decreased by the Company at any time, in its sole discretion, upon providing Employee thirty (30) days notice of such change.

b.             Sign-on Bonus.  Upon signing this Agreement, Employee shall be entitled to receive a one time sign-on bonus of $35,000.

c.             Benefits.  During the Employment Period, Employee shall be entitled to participate in the employee benefit plans provided by the Company for all employees generally, subject to the terms and conditions of the applicable plan.  Additionally, Employee shall be entitled to additional travel insurance (Accidental Life & Dismemberment).  Benefits will commence on the first day of the month following Employee’s first day of employment (January 1, 2006), except that the 401(k) plan benefits will be available 90 days after Employee’s employment begins.  The Company shall be entitled to change, amend or terminate such plans from time to time in its sole discretion.

d.             Paid Time Off.  During the Employment Period, Employee shall be entitled to four (4) weeks of paid personal time (PTO) off per year, which shall accrue at a rate of 6.1538 hours per bi-weekly pay period.  Employee shall take her PTO time in accordance with Company policies and procedures.

d.             Expenses.  Employee shall be entitled to reimbursement of her ordinary and necessary business expenses incurred in the performance of her duties in accordance with Company policy.

e.             Discretionary Bonus.  During the Employment Period, Employee shall be entitled to an annual bonus up to maximum of 35% of Employee’s base salary as determined in the sole discretion of the Company, provided that Employee and/or the Company meet performance goals as established by the Company in its sole discretion.

f.              Stock Options.  Upon Employee’s employment under this Agreement, the Company shall grant Employee 100,000 options to purchase common stock of the Company at a strike price equal to the closing price of the stock on December 8, 2005.  Such options shall vest at a rate of 25% per year.  The applicable stock option agreement and plan shall govern all other terms and conditions of Employee’s options, except as described under section 5 (Termination).

5.             TERMINATION.  The Company or Employee may terminate this Agreement and Employee’s employment as provided below:

a.             Termination by the Company for Cause.  The Company shall have the right to immediately terminate Employee’s employment at any time for any of the following reasons (each of which is referred to herein as “Cause”) by giving Employee written notice of the effective date of termination (which effective date may be the date of such notice):

(i)                                     willful and material breach by Employee of any provision of this Agreement;

(ii)                                  any act by Employee of fraud or dishonesty including, but not limited to, stealing or falsification of Company records, with respect to any aspect of the Company’s business;

(iii)                               failure by Employee to follow the lawful instructions or directions from the Chief Executive Officer of the Company;

(iv)                              failure by Employee to perform in any manner under this Agreement after being given reasonable notice of such failure by the Company, along with an explanation of such failure of performance;

(v)                                 misappropriation of Company funds or of any corporate opportunity;

(vi)                              conviction of Employee of a felony, or of a crime that the Company, in its sole discretion, determines involves a subject matter which may reflect negatively on the Company’s reputation or business (or a plea of nolo contendere thereto);

(vii)                           acts by Employee attempting to secure or securing any personal profit not fully disclosed to and approved by the Chief Executive Officer and/or the Board of Directors (“Board”) of the Company in connection with any transaction entered into on behalf of the Company;

(viii)                        gross, willful or wanton negligence, misconduct, or conduct which constitutes a breach of any fiduciary duty or duty of loyalty owed to the Company by Employee;

(ix)                                material violation of any lawful Company policy, rule, regulation or directive;

(x)                                   conduct on the part of Employee, even if not in connection with the performance of her duties contemplated under this Agreement, that could result in serious prejudice to the interests of the Company, as determined by the Company in its sole discretion, and Employee fails to cease such conduct immediately upon receipt of notice to cease such conduct;

(xi)                                acceptance by Employee of employment with another employer; or

(xii)                             violation of material federal or state securities laws as determined in the sole discretion of the Company.

If the Company terminates Employee’s employment for any of the reasons set forth above, the Company shall have no further obligations to Employee hereunder from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity and Employee receives nothing else.

b.             Termination by the Company Without Cause.  The Company shall have the right to terminate Employee without Cause for any reason by providing thirty (30) days’ written notice to Employee.  If the Company terminates Employee without Cause by providing thirty (30) days’ notice and Employee is diligently and effectively rendering services to the Company (as determined by the Company in its sole discretion) as directed in Section 2 above at the time of her termination, the Company shall pay Employee through the date of termination and, subject to the limitations set forth below, the Company shall provide Employee with severance compensation in an amount equal to the greater of (i) six (6) month’s base salary (based on Employee’s annual salary on the date of termination), less applicable taxes or (ii) the severance pay to which Employee would be entitled under a severance pay plan, if any, in effect at the time of Employee’s termination without Cause.  Such severance compensation shall be paid in bi-weekly installments (“Installment Severance Payments”) over the following six months (referred to herein as the “Severance Period”) in accordance with the Company’s normal payroll practices and schedule.  Employee shall also be entitled to the full vesting of all options granted to the termination date, subject to the terms and conditions of the applicable plan and agreement.  All other provisions of the Stock Options Agreement will remain in force.   In the event Employee is in violation of Sections 7, 8, 9, 10 or 12 of this Agreement at any time during the Severance Period, the Company shall be entitled to immediately cease the payment of the Installment Severance Payments, the Company’s severance obligation shall terminate and expire, and the Company shall have no further obligations hereunder from and after the date of such other employment or violation and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

c.             Voluntary Termination by Employee.  In the event that Employee’s employment with the Company is voluntarily terminated by Employee for any reason, the Company shall have no further obligations hereunder from and after the date of such termination and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

d.             Termination Upon Death.  In the event that Employee shall die during her employment by the Company, the Company shall pay to Employee’s estate any compensation due that would otherwise have been payable through the date of death.

e.             Termination Upon Disability.  In the event that Employee shall become disabled during her employment by the Company, Employee’s employment hereunder shall terminate and the Company shall provide Employee with severance payments equal to three (3) months’ salary (based on Employee’s monthly salary on the date of termination), less applicable taxes.  Such severance payments shall be paid bi-weekly over a period of three months in accordance with the Company’s normal payroll practices and schedule.   For purposes of this Agreement, Employee shall become “disabled” if she shall become, because of illness or incapacity, unable to perform the essential functions of her job under this Agreement with or without reasonable accommodation for a continuous period of one hundred and eighty (180) days during the Employment Period.  In addition, she shall be conclusively deemed to be disabled if she is determined eligible to receive disability benefits from:

(i)                                     any policy of disability insurance issued by a commercial insurer; or

(ii)                                  a waiver of premium benefit forming a part of any policy of life insurance; or

(iii)                               Social Security.

If there is a dispute regarding the existence or continuation of a disability, the Company may require the Employee to submit to an examination by a medical doctor licensed to practice medicine at such reasonable times as it may require but not more frequently than once in any 120 day period.  The Company shall pay for such examinations.

6.             CHANGE OF CONTROL.

a.             For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred at such time as:

i.              any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries;  or

ii.            a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or similar transaction occurs or is effectuated in which the Company is not the resulting or surviving entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated only upon receipt of all required regulatory approvals not including the lapse of any required waiting periods; or

iii.           the Board determines in its sole discretion that a Change in Control has occurred.

b.             Benefits Upon Change in Control.

i.              Severance Benefits.  If a Change of Control occurs within the first three (3) years of Employee’s employment pursuant to this Agreement, and Employee is terminated as a result of the Change of Control event, Employee shall be entitled to receive a cash severance benefit in an amount equal to nine (9) month’s base salary (based on Employee’s annual salary on the date of the Change of Control), less applicable taxes.  Such amount shall be paid in bi-weekly installments in accordance with the Company’s normal payroll practices and schedule.  Employee shall also be entitled to the full vesting of all options granted to the termination date, subject to the terms and conditions of the applicable plan and agreement.  All other provisions of the Stock Options Agreement will remain in force. Provided however, the Company shall have no obligation to provide Employee with any severance compensation or options vesting under this Section 6 if Employee is in breach or violation of any of the covenants contained in Sections 7, 8, 9, 10 or 12, during the time period in which the Company is making the severance payments.

7.         NONDISCLOSURE.  During the Employment Period, the Company agrees and promises to provide, and Employee will acquire, knowledge with respect to the Company’s business operations, including, by way of illustration, the Company’s Work Product (as defined below), trade secrets, processes, methodologies and methods for analyzing and investing in the stock market, software, databases, and other technical information, business information, customer lists and information, customer preferences, promotional and marketing materials, marketing plans and strategies, business planning, financial, and costing information related thereto, regardless of the form or media containing such information, and confidential information relating to the Company’s policies and employees (all of such information herein referred to as the “Confidential Information”).  The protection of the Confidential Information against unauthorized disclosure or use is of critical importance to the Company.  Employee agrees that Employee will not, during her employment, divulge to any person, directly or indirectly, except to the Company or its officers and agents (including Company attorneys or accountants) or as reasonably required in connection with Employee’s duties on behalf of the Company, or use, except on behalf of the Company, any Confidential Information acquired by Employee during her employment.  Employee agrees that her confidentiality obligation applies to all Confidential Information she has received, learned or accessed, no matter when she accessed, learned or received such information.  Employee further agrees that Employee will not, at any time after her employment has ended (for whatever reason), use or divulge to any person directly or indirectly any Confidential Information, or use any Confidential Information in any subsequent employment or business of any nature; provided however that Employee shall not be liable for disclosure or use of any Confidential Information:

(i)                                     if it was disclosed after written approval of the Company; or

(ii)                                  the Confidential Information is required to be disclosed under applicable law or regulation.

  If Employee is subpoenaed, or is otherwise required by law to testify concerning Confidential Information, Employee agrees to immediately notify Company upon receipt of a subpoena, or upon belief that such testimony shall be required.  Employee shall not copy or remove from the Company’s places of business any of the of the Company’s documents, materials or items containing Confidential Information except with the express written permission of the Company or in the normal course of employment.

8.             NON-INTERFERENCE OR SOLICITATION.  Employee agrees that during the Employment Period, and for a period of six (6) months following the termination of her employment (for whatever reason), that Employee shall not knowingly, directly or indirectly, induce, solicit, or attempt to persuade, directly or indirectly, (1) any former, current or future employee, agent, contractor, manager, consultant, director or other participant in the Company, or (2) any person who has purchased a program or product of the Company during the term of this Agreement, or (3) any person or entity who has collaborated or was affiliated with the Company during the term of this Agreement, (all the foregoing three groups being collectively referred to herein as “Participant”) to enter into any business relationship with Employee, except for the benefit of the Company, or any business organization in which Employee is involved or which is in competition with the Restricted Business.  In addition, during the Employment Period and for a period of six (6) months following the termination of her employment (for whatever reason), Employee shall not (1) directly or indirectly contact any person or entity having a Relationship (as defined below) with the Company or disclosed by the Company to Employee for the purpose of taking advantage of a business opportunity to the detriment of the Company, (2) otherwise circumvent a Relationship with the Company or, to the detriment of the Company, establish a Relationship with a party with whom the Company has a Relationship, or (3) seek to establish any rights, including but not limited to intellectual property rights, anywhere in the world in conflict with any intellectual property rights related to Work Product.

For purposes of this Agreement, the term “Restricted Business” shall mean the area of business dealing with providing telemarketing, and seminar products, workshops, and self-study programs, all relating to stocks and stock market investing information and analysis, as well as any other area of business in which the Company is engaged.   For purposes of this Agreement, “directly or indirectly” means as a paid or unpaid director, officer, agent, representative, manager, employee of, or consultant to any enterprise, or acting as a proprietor of an enterprise, or holding any direct or indirect participating role in any enterprise as an owner, partner, limited partner, member, manager, joint venturer, shareholder or creditor.  For purposes of this Agreement, the term “Relationship” shall mean a business arrangement, transaction, contract, understanding or other business relationship.  The foregoing prohibition against soliciting Participants shall include Employee agreeing to enter into any such prohibited relationship, even if Participant made the initial contact regarding such relationship.

9.             NON-COMPETITION.  In consideration of the numerous mutual promises and agreements contained in this Agreement between the Company and Employee, including, without limitation, those involving, employment, compensation, and Confidential Information, and in order to protect the Company’s Confidential Information and other legitimate business interests and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of the Company, Employee agrees that during her employment and for an additional period of six (6) months immediately following the termination of her employment (for whatever reason) (the “Noncompetition Term”), she shall not directly or indirectly enter into or attempt to enter into the Restricted Business in the United States or Canada.

Employee hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 9 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company. This noncompetition provision shall survive the termination of Employee’s employment (for any reason) and can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this provision.  Employee acknowledges that the Company would not employ her or provide her with access to its Confidential Information but for her covenants or promises contained in this Section.

The Company and Employee agree and stipulate that the agreements and covenants not to compete contained in this Section 9 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between Employee and the Company; however, Employee and the Company are aware that in certain circumstances courts have refused to enforce certain terms of agreements not to compete.  Therefore, in furtherance of, and not in derogation of the provisions of this Section 9, the Company and Employee agree that in the event a court should decline to enforce any terms of any of the provisions of this Section 9, that Section 9 shall be deemed to be modified or reformed to restrict Employee’s competition with the Company to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of this Section 9 be deemed to be more restrictive to Employee than those contained herein.

10.          WORK PRODUCT.  For purposes of this Section 10, “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, trademarks, trade names, patentable inventions, discoveries and other intellectual property rights in any programming, design, documentation, technology, or other work product that is created in connection with Employee’s work.  In addition, all rights in any preexisting programming, design, documentation, technology, or other Work Product provided to the Company during Employee’s employment shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of Employee’s “Work.”  For purposes of this Agreement, “Work” shall mean (i) any direct assignments and required performance by or for the Company, and (2) any other productive output that relates to the business of the Company and is produced during the course of Employee’s employment or engagement by the Company.  For this purpose, Work may be considered present even after normal working hours, away from the Company’s premises, on an unsupervised basis, alone or with others.  Unless otherwise approved in writing by the Chief Executive Officer of the Company, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the date of this Agreement.

The Company shall own all rights in the Work Product.  To this end, all Work Product shall be considered work made for hire for the Company.  If any of the Work Product may not, by operation of law or agreement, be considered Work made by Employee for hire for the Company (or if ownership of all rights therein do not otherwise vest exclusively in the Company immediately), Employee agrees to assign, and upon creation thereof does hereby automatically assign, without further consideration, the ownership thereof to the Company.  Employee hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in the Work Product recognized by applicable law.  The Company shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.

Employee agrees to perform upon the request of the Company, during or after Employee’s Work or employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product, including by (1) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (2) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (3) providing testimony in connection with any proceeding affecting the rights of the Company in any Work Product.

Employee also agrees to develop all Work Product in a manner that avoids even the appearance of infringement of any third party’s intellectual property rights.

11.          NO EXCLUSIONS.  Employee hereby represents that Employee has not heretofore created any Work Product or prepared any work, which is the subject of any Work Product, that Employee wishes to exclude from the provisions of Section 10 above.

12.          RETURN OF DOCUMENTS.  Employee agrees that if Employee’s relationship with the Company is terminated (for whatever reason), Employee shall not take with Employee, but will leave with the Company, all Work Product, Confidential Information, records, files, memoranda, reports, price lists, customer lists, supplier lists, financial information, documents and other information, in whatever form (including on computer disk), and any copies thereof, or if such items are not on the premises of the Company, Employee agrees to return such items immediately upon Employee’s termination.  Employee acknowledges that all such items are and remain the property of the Company.

13.          INJUNCTIVE RELIEF.  Employee acknowledges that breach of any of the agreements contained herein, including, without limitation, the confidentiality, nonsolicitation and noncompetition covenants specified in Sections 7, 8 and 9, will give rise to irreparable injury to the Company, inadequately compensable in damages.  Accordingly, Employee agrees that the Company shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available.  Employee further acknowledges and agrees that the enforcement of a remedy hereunder by way of injunction shall not prevent Employee from earning a reasonable livelihood.  Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and Confidential Information and are reasonable in scope and content.

14.          SEVERABILITY AND REFORMATION.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Employee or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Employee hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 14.

15.          HEADINGS, GENDER, ETC.  The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.  Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement.

16.          GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF “NEW YORK” WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

17.          VENUE.  The venue for any dispute arising out of this Agreement or Employee’s employment with the Company shall be any state or federal court of competent jurisdiction in New York, New York.

18.          SURVIVAL.  Employee’s termination from employment and/or the termination of this Agreement, for whatever reason, shall not reduce or terminate Employee’s covenants and agreements set forth herein and all such covenants, including those contained in Sections 7, 8, 9, 10, & 12 shall survive the termination of this Agreement.

19.          NOTICES.  Any notice necessary under this Agreement shall be in writing and shall be considered delivered three days after mailing if sent certified mail, return receipt requested, or when received, if sent by telecopy, prepaid courier, express mail or personal delivery to the following addresses:

If to the Company:	INVESTools Inc.
Attn: Nobumichi Hara
13947 S. Minuteman Dr.
Draper, Utah 84020

If to Employee:

20.          ENTIRE AGREEMENT.  This Agreement contains the entire understanding and agreement between the parties, and supersedes any other agreement between Employee and the Company, whether oral or in writing, with respect to the subject matter hereof.  This Agreement may only be modified pursuant to Section 24.

21.          NO WAIVER.  The forebearance or failure of one of the parties hereto to insist upon strict compliance by the other with any provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of any rights or privileges hereunder.  No waiver of any right or privilege of a party arising from any default or failure hereunder of performance by the other shall affect such party’s rights or privileges in the event of a further default or failure of performance.

22.          ASSIGNMENT.  This Agreement is personal to Employee and may not be assigned in any way by Employee without the prior written consent of the Company.  This Agreement shall be assignable or delegable by the Company.  The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Employee and upon the successors, representatives and assigns of the Company.

23.          BINDING EFFECT.  This Agreement shall be binding on and inure to the benefit of the parties and their respective permitted successors and assigns.

24.          MODIFICATION.  This Agreement may be modified only by a written agreement signed by both parties.  Any such written modification may only be signed by the President or Chief Executive Officer of the Company.

25.          COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall constitute one and the same Agreement.

26.          INDEMNIFICATION In the event that Employee is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that the Executive is or was an officer, employee, or agent of the Company, Employee shall be indemnified by the Company against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with such action, suit or proceeding if Employee acted in good faith and in a manner Employee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe her conduct was unlawful;  provided, that funds paid or required to be paid to Employee as a result of the provisions of this Section shall be returned to the Company or reduced, as the case may be, to the extent that Employee receives funds pursuant to an indemnification from any other corporation or organization.  Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by the Executive to repay such amount if it shall ultimately be determined that Employee is not entitled to be indemnified by the Company.  The indemnification hereby provided shall not be deemed exclusive of any other rights to which Employee may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to Employee once she has ceased to provide services to the Company.

27.          EMPLOYEE ACKNOWLEDGEMENT.    Employee acknowledges that she has had the opportunity to consult legal counsel in regard to this Agreement, that she has read and understands this Agreement, that she is fully aware of its legal effect, and that she has entered into it freely and voluntarily and based on her own judgment and not on any representations or promises other than those contained in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

AINSLIE SIMMONDS

Date:	December 8, 2005

INVESTOOLS INC.

By
LEE BARBA
CEO

Date:

EXHIBIT A

INVESTOOLS INC

CODE OF BUSINESS CONDUCT AND ETHICS FOR

MEMBERS OF THE BOARD OF DIRECTORS

AND EXECUTIVE OFFICERS

OF INVESTOOLS INC AND ITS SUBSIDIARIES

ADOPTED BY THE BOARD OF DIRECTORS ON AUGUST 14, 2003

The Board of Directors (the “Board”) of INVESTools Inc. (“INVESTools”) has adopted the following Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers (this “Code”). This Code is also applicable to officers and directors of all subsidiaries of INVESTools.  This Code is intended to focus the Board, each Director, Company management, and each Executive Officer on areas of ethical risk, provide guidance to Directors and management to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each Director and Executive Officer must comply with the letter and spirit of this Code. This Code encompasses INVESTools’ policies on Business Ethics, Conflict of Interest, Employee Inventions and Confidential Information, Improper Business Payments, U.S. Antitrust Laws, Ethics for Senior Financial Officers and Insider Trading.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for Directors and Executive Officers. Directors and Executive Officers are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chair of the Audit Committee, who may consult with legal counsel as appropriate.

1. CONFLICT OF INTEREST.

A “conflict of interest” occurs when a Director’s or Executive Officer’s private interest interferes in any way, or appears to interfere, with the interests of INVESTools as a whole. Conflicts of interest also arise when a Director or Executive Officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a Director or Executive Officer of INVESTools. Loans or guarantees of obligations may create conflicts of interest; therefore, INVESTools shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of Directors or Executive Officers or a member of his or her family.

Directors and Executive Officers must avoid conflicts of interest with INVESTools. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with INVESTools must be disclosed immediately to the Chair of the Audit Committee.

This Code does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts from which Directors and Executive Officers must refrain, however, are set out below.

•                  Relationship of Company with third parties. Directors and Executive Officers may not engage in any conduct or activities that are inconsistent with INVESTools’ best interests or that disrupt or impair INVESTools’ relationship with any person or entity with which INVESTools has or proposes to enter into a business or contractual relationship.

•                  Compensation from non-Company sources. Directors and Executive Officers may not accept compensation, in any form, for services performed for INVESTools from any source other than

INVESTools.

•                  Gifts. Directors and Executive Officers and members of their families may not offer, give or receive gifts from persons or entities who deal with INVESTools in those cases where any such gift is being made in order to influence the Directors’ or Executive Officers’ actions as members of the Board and senior management of INVESTools, or where acceptance of the gifts could create the appearance of a conflict of interest. De minimus gifts valued individually at less than $100, or less than $250 in the aggregate value, from a single such person or entity on an annual basis are excepted.

2. CORPORATE OPPORTUNITIES.

Directors and Executive Officers owe a duty to INVESTools to advance its legitimate interests when the opportunity to do so arises. Executive Officers, and Directors when an opportunity that relates to INVESTools’ business has been presented to the Directors solely by INVESTools or its agents and until such time as INVESTools has determined that it will not pursue the opportunity, are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or the Director’s or Executive Officer’s position; (b) using INVESTools’ property, information, or position for personal gain; or (c) personally competing with INVESTools, directly or indirectly, for business opportunities. However, if it has been determined that INVESTools will not pursue an opportunity that relates to INVESTools’ business, a non-management Director may do so.

3. CONFIDENTIALITY.

Directors and Executive Officers must maintain the confidentiality of information entrusted to them by INVESTools or its customers, and any other confidential information about INVESTools that comes to them, from whatever source, in their capacity as Director or Executive Officer, except when disclosure is authorized or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to INVESTools or its customers, if disclosed.

4. PROTECTION AND PROPER USE OF COMPANY ASSETS.

Theft, carelessness and waste of assets have a direct impact on INVESTools’ profitability. Directors and Executive Officers shall protect INVESTools’ assets and ensure their efficient use.

5. FAIR DEALING.

The conduct required by fair dealing requires honesty in fact and the observance of reasonable commercial standards of fair dealing. Directors and Executive Officers shall deal fairly and oversee fair dealing by employees and officers with INVESTools’ directors, officers, employees, customers, suppliers and competitors. None should do anything that could be interpreted as dishonest or outside reasonable commercial standards of fair dealing.

6. COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

Directors and Executive Officers shall comply, and oversee compliance by Executives, officers and other directors, with all laws, rules and regulations applicable to INVESTools.

7. COMPLIANCE WITH THIS CODE CANNOT BE WAIVED.

While the Board or any Committee of the Board cannot waive compliance with this Code, the Board may, upon a favorable recommendation from its Audit Committee, determine that a proposed course of conduct does not contravene the substantive requirements of this Code.

8. ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR.

Directors and Executive Officers should promote ethical behavior and take steps to create a working environment at INVESTools that: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules, regulations or INVESTools’ Code of Ethics to appropriate personnel; and (c) fosters the understanding among employees that INVESTools will not permit retaliation for reports made in good faith.

9. FAILURE TO COMPLY; COMPLIANCE PROCEDURES.

A failure by any Director or Executive Officer to comply with the laws or regulations governing INVESTools’ business, this Code or any other Company policy or requirement may result in disciplinary action, and, if warranted, legal proceedings. Directors and Executive Officers should communicate any suspected violations of this Code promptly to the Chair of the Audit Committee. Violations will be investigated by the Audit Committee or by a person or persons designated by the Audit Committee and appropriate action will be taken in the event of any violations of this Code.

10. ANNUAL REVIEW.

Annually, each Director and Executive Officer shall provide written certification that he or she has read and understands this Code and its contents and that he or she has not violated, and is not aware that any other Director or Executive Officer has violated, this Code.